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                         AMENDMENT NO. 1
                               TO
            AMENDED AND RESTATED EMPLOYMENT AGREEMENT


     This Amendment No. 1 (the "Amendment") to the Amended and
Restated Employment Agreement dated as of July 1, 1991 (the
"Employment Agreement") is made and entered into as of this 26th day of September, 1994, by and between Grossman's Inc., a Delaware corporation ("Employer"), and Sydney L. Katz
("Employee").

     WHEREAS, Employee and Employer entered into the Employment
Agreement providing for the employment of Employee by Employer;
and

     WHEREAS, Employee and Employer desire to amend the Employment Agreement as set forth herein;

     NOW THEREFORE, in consideration of the foregoing and the mutual agreements herein contained, Employee and Employer hereby agree to amend the Employment Agreement as follows, effective as of September 26, 1994:

     1.   Amendment of Section 2.  Section 2 of the Employment
Agreement is hereby amended by deleting "$239,807" in the first sentence and replacing it with "$335,000".

     2.  Amendment of Section 4(d).  The second sentence of
Section 4(d) of the Employment Agreement is hereby amended to read in its entirety as follows:

     "Employee shall have the right to terminate his employment under this Agreement at any time within one year following a Change of Control upon 45 days' written notice to Employer."

     3.   Amendment of Section 5.  Section 5(b) of the Employment
Agreement is hereby amended to read in its entirety as set forth below, and the following subsection (d) is hereby added to
Section 5 of the Employment Agreement:

     "(b) Termination following a Change in Control. Upon termination of the employment of Employee within twelve months after a Change of Control (i) by Employer or (ii) by Employee pursuant to Section 4(d) hereof, Employee shall be entitled to receive an amount equal to 300% of his most recent twelve months' salary, payable in a lump sum on the date of termination of employment. Upon termination of the employment of Employee by Employer for any reason other than those specified in Section 4(a) hereof, at any time following the twelve-month anniversary of the Change of


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     Control and prior to twenty-four months thereafter Employee shall be entitled to receive an amount equal to 200% of his Base Salary, payable in a lump sum on the date of termination of employment."

                           *    *    *

     (d) Continuing Medical Benefits. Upon termination of the employment of the Employee by Employer or by Employee pursuant to Section 4(d) hereof, for any reason other than those specified in Section 4(a) hereof, Employee shall be entitled, at his election, to continue to be covered by the same or substantially equivalent group life, accident or casualty, hospitalization or medical plans as he was covered by immediately prior to the Change of Control; provided, that Employee shall pay monthly premiums for such coverage to Employer in an amount equal to the average gross premium per employee (or equivalent cost) borne by Employer for such plan(s).

     4.  Amendment of Section 11.  Section 11 of the Employment
Agreement is hereby amended and restated to read in its entirety as follows:

          "Miscellaneous. This Employment Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts. This Employment Agreement embodies the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, including the Existing Employment Agreement, as of the effective date hereof. It is the intent of Employer that Employee not be required to incur any expenses associated with the enforcement of his rights under this Employment Agreement by legal action or arbitration proceeding because the cost and expense thereof would substantially detract from the benefits intended to be extended to Employee hereunder. Accordingly, if Employee determines in good faith that Employer has failed to comply with any of its obligations under this Employment Agreement, or if Employer or any other person takes any action to declare this Employment Agreement void or unenforceable, or institutes any legal action or arbitration proceeding designed to deny Employee, or to recover from him, the benefits intended to be provided hereunder, Employee may, at Employer's expense, retain counsel of his choice to represent Employee in connection with any and all actions and proceedings, whether by or against Employer or any director, officer, stockholder or other person affiliated with Employer. Employer shall pay or cause to be paid and


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     shall be solely responsible for any and all attorney's and related fees and expenses incurred by Employee as a result of Employer's failure to perform under this Employment
     Agreement."

     5. Defined Terms. Unless otherwise defined herein, capitalized terms used herein have the respective meanings ascribed thereto in the Employment Agreement.

     6. Limited Effect. This Amendment shall be limited solely to the matters expressly set forth herein, and, except as expressly amended hereby, all of the provisions of the Employment
Agreement are and shall continue to be in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

                              GROSSMAN'S INC.


                              By____________________________
                                Thomas R. Schwarz
                                Chairman of the Board



                                _____________________________
                                Sydney L. Katz